Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ballantyne of Omaha, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-139177 on Form S-8, No. 333-116739 on Form S-8 and No. 333-03849 on Form S-8 of Ballantyne of Omaha, Inc. of our report dated March 30, 2007, with respect to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule II, which report appears in the December 31, 2006 Annual Report on Form 10-K of Ballantyne of Omaha, Inc.

Our report refers to the Company’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006 and the adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

KPMG LLP

Omaha, Nebraska
April 2, 2007